EXHIBIT 12

                  INDIANA BELL TELEPHONE COMPANY, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)

                                                  Three Months Ended
                                                        March 31
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  117.1      $   97.6

     b) Portion of rental expense
         representative of the
         interest factor (1).................       0.5           0.7
                                               --------      --------
     Total 1(a) and 1(b)    .................  $  117.6      $   98.3
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $    4.3      $    3.7

     b) Capitalized interest      ...........       0.3           0.2

     c) Portion of rental expense
         representative of the
         interest factor (1).................       0.5           0.7
                                               --------      --------
     Total 2(a) through 2(c).................  $    5.1      $    4.6
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     23.06         21.37
                                               ========      ========


(1) One-third of rental expense is considered to be the amount representing return on capital.